Exhibit 10.10
FIRST AMENDMENT TO THE
NISOURCE INC.
1994 LONG-TERM INCENTIVE PLAN
(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)
BACKGROUND
A.	NiSource Inc. (the “Company”) maintains the NiSource Inc. 1994 Long-Term Incentive Plan, amended and restated effective January 1, 2005 (the “Plan”).

B.	The Company desires to amend the Plan to allow the Company’s Chief Executive Officer to have discretion to grant awards to certain employees.

C.	The Company also desires to amend the Plan to establish a claw-back provision in which the Company recovers from a participant in the Plan amounts previously paid to the Participant when the Company later learns that such payment was not proper.

D.	Section 21 of the Plan gives the Company the ability to amend the Plan.
PLAN AMENDMENT
1.	Section 3(c) is added to the Plan to read as follows:

(c) CEO’s Pool of Shares. A portion of the shares available for Awards under this Plan, to be determined by the Committee, may be reserved for the Chief Executive Officer of the Corporation (the “CEO”) to make certain Awards (the “CEO Pool”). The CEO may grant any type of Award with shares from the CEO Pool; provided however, that the CEO may not grant any Award to any executive officers. Awards available for grant from the CEO Pool will be authorized from time to time by the Committee. The Committee may at any time remove from the CEO Pool any shares that have not yet been granted under Awards.

2.	Section 25 is added to the Plan to read as follows:

25. Over/Under Payment. If any Participant or beneficiary receives an underpayment of Shares or cash payable under the terms of any Award, payment of any such shortfall shall be made as soon as administratively practicable. If any Participant or beneficiary receives an overpayment of Shares or cash payable under the terms of any Award for any reason, the Committee or its delegate shall have the right, in its sole discretion, to take whatever action it deems appropriate, including but not limited to the right to require repayment of such amount or to reduce future payments under this Plan, to recover any such overpayment. Notwithstanding the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.
3.	The remainder of the Plan shall remain unchanged.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on its behalf, by its officer duly authorized, this 22nd day of January, 2009.

NISOURCE INC.
By:	/s/ Robert D. Campbell

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